漢 坤 律 師 事 務 所
Han Kun Law Offices

Suite 906, Office Tower C1, Oriental Plaza, 1 East Chang An Avenue, Beijing 100738, P. R. China

Tel: (86 10) 8525-5500; Fax: (86 10) 8525-5511/ 5522

September 18, 2009

ZST Digital Networks, Inc.
Building 28, Huzhu Road
Zhongyuan District
Zhengzhou
People’s Republic of China

Ladies and Gentlemen:

We hereby consent to (i) the use of our name under the caption “Risk Factors” in the registration statement on Form S-1/A (the “Registration Statement”) filed by ZST Digital Networks, Inc. (the “Company”) with the United States Securities and Exchange Commission on the date hereof in connection with the registration under the United States Securities Act of 1933, as amended, of common stock, par value $0.0001 per share, of the Company, (ii) the use of our name in documents incorporated by reference in the Registration Statement, (iii) the references to us under the caption “Legal Matters” in the Registration Statement, and (iv) to the filing of this letter as an exhibit to the Registration Statement, each as such Registration Statement may be amended or supplemented from time to time.

Our offices are located at Suite 906, Office Tower C1, Oriental Plaza, 1 East Chang An Avenue, Beijing 100738, People’s Republic of China.

Very truly yours,

/seal/

/s/ Han Kun Law Offices

Han Kun Law Offices